EXHIBIT 10.35

SUPPLEMENT NO. I

EMPLOYEE CONFIDENTIAL INFORMATION

AND NONCOMPETITION AGREEMENT

This Supplement No. I (“Supplement”) is entered into as of December 23, 2002, by and between Robert H.B. Baldwin, Jr., an individual resident of the state of New Jersey (the “Employee”), and Heartland Payment Systems, Inc., a Delaware corporation (collectively with any and all current and future subsidiary and/or affiliate companies, the “Company”).

WITNESSETH:

WHEREAS, the Employee and the Company are parties to that certain Employee Confidential Information and Noncompetition Agreement (the “Existing Agreement”), dated as of November 29, 2001;

WHEREAS, both the Company and the Employee wish to supplement the Existing Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Capitalized terms not defined herein shall have the meaning ascribed to them in the Existing Agreement.

(b) “Change in Control” shall mean the occurrence of any event whereby a person or persons other than the current holders of the Company’s common stock shall have the right to elect, appoint or designate a majority of the Company’s board of directors, regardless of whether such event occurs as a result of the sale, conversion or redemption of any of the Company’s securities or any contractual obligation of the Company and/or its shareholders.

(c) “Material Change” shall mean (i) a material adverse change in the Employee’s duties, responsibilities or authority from those as of the date hereof (or from those relating to any status or position to which the Employee may be promoted after the date hereof) or the assignment to the Employee of any duties, responsibilities or authority which are inconsistent with Employee’s status or position, or (ii) a material decrease in the Employee’s base salary, except for any such decrease which is effective as to all of the Company’s officers and does not disproportionately affect the Employee.

2. Constructive Termination. In the event that (i) (x) a Material Change occurs within twenty-four (24) months following a Change in Control, or (y) Robert O. Can is no longer the Company’s Chief Executive Officer and there is a change in the Employee’s place of business that is more than 50 miles from the Company’s present principal offices at 47 Hulfish Street, Princeton, New Jersey (a “Relocation”), and (ii) the Employee elects within three (3) months following such Material Change or Relocation to terminate his employment with the Company as a result thereof; the Employee’s employment by the Company shall be deemed to have been terminated by action of the Company other than for Cause (a “Constructive Termination”), and the Company shall pay to the Employee severance and a bonus payment in accordance with the terms of Section 2(a) and Section 2(b) of the Existing Agreement.

3. Rights Not Exclusive. The rights of the Employee to receive payment pursuant to the terms of this Supplement are in addition to any other rights to payments, compensation or benefits the Employee may have under any other agreement with the Company (including, without limitation, the Existing Agreement).

4. Governing Law. This Supplement shall be governed by and construed in accordance with the laws of the state of New Jersey without regard to legal principles pertaining to conflict of laws.

5. Supplement. Except as supplemented herein, the Existing Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Supplement No. 1 has been executed as aforesaid.

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Robert O. Carr
Robert O. Carr
Chief Executive Officer

By:	/s/ Robert H.B. Baldwin, Jr.
Robert H. B. Baldwin, Jr.

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